EXHIBIT (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-168229 on Form N-14 of our report dated March 17, 2010, relating to the financial statements and financial highlights of Eaton Vance Kansas Municipal Income Fund and Eaton Vance Insured Municipal Income Fund, each a series of Eaton Vance Municipals Trust II, appearing in the Annual Report on Form N-CSR of Eaton Vance Municipals Trust II for the year ended January 31, 2010, and to the references to us under the headings “Insured Fund Financial Highlights,” “Kansas Fund Financial Highlights” and “Experts” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts August 27, 2010

Member of Deloitte Touche Tohmatsu